Exhibit 23.1
CONSENT OF DELOITTE & TOUCHE LLP
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-152116 and 333-144749 on Form S-8 of our reports dated March 11, 2011, (which report expresses an unqualified opinion), relating to the consolidated financial statements of Beneficial Mutual Bancorp, Inc. and subsidiaries, and the effectiveness of Beneficial Mutual Bancorp, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Beneficial Mutual Bancorp, Inc. for the year ended December 31, 2010.
/s/ Deloitte & Touche, LLP
Philadelphia, Pennsylvania
March 11, 2011